Exhibit 99.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ev3 Inc.

ev3 Inc., a corporation (the “Corporation”) organized and existing under the laws of the State of Delaware hereby certifies:

FIRST: The name of the Corporation is ev3 Inc.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 28, 2005 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 10, 2005.

SECOND: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the written consent of the Board of Directors of the Corporation and by the written consent of stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228 and 242 of the Delaware General Corporation Law.

THIRD: That Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following at the end of Section 1 of Article IV:

Upon the filing and effectiveness (the “Effective Time”) of the Certificate of Amendment pursuant to the DGCL, every six (6) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares, par value $0.01 per share (“Old Common Stock”), shall thereupon, without any action on the part of the holder thereof, automatically be reclassified and changed into one (1) share of Common Stock of the Corporation, par value $0.01 per share (“New Common Stock”).  The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification; rather, fractional shares resulting from the reverse stock split will be aggregated for each holder and rounded up to the next whole number of shares of New Common Stock.  Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification.

IN WITNESS WHEREOF, ev3 Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation to be executed by the undersigned officer, thereunto duly authorized this 21st day of June, 2005.

ev3 Inc.

By:	/s/ James M. Corbett
	Name:	James M. Corbett
	Title:	President and Chief Executive Officer